Exhibit 10.47

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 7, 2005 (the “Effective Date”), by and among DOLLAR FINANCIAL CORP., a Delaware corporation (“Dollar”), WTP ACQUISITION CORP., a Delaware corporation (“WTP,” and together with Dollar, “Employer”) and IRA DISTENFIELD, who resides at 940 Via Tranquila, Santa Barbara, California 93110 (“Executive”).

W I T N E S S E T H:

     WHEREAS, WTP, an indirect wholly owned subsidiary of Dollar, Executive, and certain other signatories are parties to a certain Asset Purchase Agreement, dated as of March ___, 2005 (the “Purchase Agreement”);

     WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Employer desires to employ Executive, and Executive desires to accept employment by Employer upon the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

     1. Employment.

          (a) Employer agrees to employ Executive, and Executive agrees to be so employed, in the capacity of Chief Executive Officer of WTP and Senior Vice President of Dollar, for the Term (as defined herein), unless earlier terminated pursuant to Section 2, in accordance with the provisions of this Agreement.

          (b) During the Term, Dollar shall: (i) cause the sole stockholder of WTP to elect Executive to the board of directors of WTP (the “Board”) and (ii) cause Dollar’s representatives on the Board to vote for Executive as Chairman of the Board.

          (c) Executive’s employment hereunder shall be principally based in the Santa Barbara, California area or within reasonable commuting distance of Santa Barbara, California; provided, that such base shall not limit or impair the obligations of Executive to visit regularly Employer’s other facilities and to travel at such times and to such locations as Executive’s duties and responsibilities shall reasonably require. Executive shall be entitled to at least business class travel with respect to travel by Executive in connection with Executive’s employment hereunder.

     2. Term and Termination.

          (a) The term of Executive’s employment hereunder shall be for a period of five (5) years, commencing on the Effective Date (the “Initial Term”), unless earlier terminated. Thereafter, this Agreement shall automatically renew for successive one (1) year periods, unless earlier terminated (each, a “Renewal Term”), unless not later than 270 days prior to the expiration of the Initial Term or of the then current Renewal Term either party shall give notice to the other of its or his intention not to renew the Initial Term or such Renewal Term, as applicable. The Initial Term and the Renewal Terms, if any, are collectively referred to in this Agreement as the “Term”.

          (b) Upon Executive’s decision to terminate his employment, Employer shall have no further obligation to Executive, except as otherwise expressly provided herein.

          (c) Notwithstanding any other provisions herein, Executive’s employment under this Agreement may be terminated by Employer without further obligation to Executive, at any time for Cause (defined, for purposes of this Agreement, as (i) Executive’s failure to cure or remedy any material mismanagement or negligence in the management of Employer’s business within fifteen (15) days after written notice by Employer of such mismanagement or negligence; (ii) Executive’s willful refusal, after written notice by Employer, to cure within a period of fifteen (15) days any material breach of this Agreement or failure to perform any material obligation set forth herein; (iii) an act of fraud, theft, dishonesty or deceit committed against Employer, including any intentional material misrepresentation to either the board of directors of Dollar or the Board; (iv) a final non-appealable adjudication in a criminal or civil proceeding (including any settlement or plea of nolo contendere) that Executive has committed a fraud, dishonest act, an act of moral turpitude or any other felony or misdemeanor relating to or adversely affecting Executive’s employment, the business of Employer or the ability of Executive to perform his obligations herein); or (v) a material misrepresentation or breach of any warranty by Executive contained in the Purchase Agreement or in any document, instrument or certificate delivered by Executive to WTP at the Closing (as defined in the Purchase Agreement) with respect thereto).

          (d) In the event Executive is terminated by Employer, without Cause, Executive shall be paid his Base Salary in equal installments in accordance with past payroll practices of Employer for the a period of time equal to the shorter of (i) two (2) years from the date of termination, or (ii) the longer of (x) the remaining duration of the then current Initial Term or Renewal Term, as applicable, or (y) one (1) year from the date of termination. Executive shall not be required to seek alternative employment following the payment to him of any such Base Salary pursuant to this Section 2(d); however, any compensation earned or amounts paid to Executive in any such alternate employment shall serve to mitigate Employer’s severance obligations to Executive hereunder.

          (e) Except as otherwise required by law, (i) in the event of Executive’s termination by Employer for Cause, the benefits payable to Executive pursuant to Section 5 of this Agreement shall cease effective as of the date of termination and (ii) in the event of Executive’s termination by Employer without Cause, Employer shall maintain the health benefits provided to Executive by Employer at the time of termination for the remainder of the Term, unless and until health benefits are provided to Executive by a successor employer (provided, that Executive shall not be required to seek to mitigate by pursuing alternative employment).

          (f) In addition to any other right to terminate his employment otherwise provided in this Agreement, Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any wrongful failure by

Employer to pay the compensation and benefits provided for in this Agreement or any other material breach by Employer of any provision of this Agreement, after written notice by Executive to cure such failure or breach, and failure by Employer to cure, within a period of fifteen (15) days following such written notice. If Executive terminates his employment for Good Reason, then Executive shall, subject to the conditions set forth herein, receive the compensation and benefits set forth in Section 2(d) applicable to termination of Executive’s employment by Employer without Cause and, if applicable, all compensation and benefits theretofore wrongfully withheld by Employer.

          (g) Notwithstanding anything to the contrary contained herein, Executive’s right to receive, and Employer’s obligation to pay and provide, any of the payments and benefits provided for in any of Sections 2(d), 2(e) and 2(f) shall be subject to (i) Executive’s compliance with, and observance of, all of Executive’s obligations hereunder that continue beyond the termination of Executive’s employment and (ii) Executive’s execution, delivery and non-revocation of, and performance under, a release in favor of Employer and its affiliates in form and substance satisfactory to Employer.

     3. Time and Efforts.

          (a) Executive shall diligently and conscientiously devote substantially all of his business time and attention and best efforts to the business affairs of Employer and the discharge of his duties hereunder. Executive will render such services of an executive and administrative character as the Board may from time to time reasonably direct. Executive’s duties and services will include, without limitation, the performance of the tasks and items set forth on Exhibit A attached hereto and incorporated by reference herein.

          (b) Notwithstanding the foregoing, Employer acknowledges and agrees that Executive may:

               (i) maintain current board memberships in companies that do not compete against Employer or any subsidiaries and leadership positions in the governmental agencies and other organizations, all as identified on Exhibit B attached hereto and incorporated by reference herein. Executive must obtain prior consent of Employer to engage in additional board memberships, which consent shall not be unreasonably withheld or delayed; and

               (ii) reasonably maintain, add to or reduce current personal investments; provided, however, any involvement or additional activities allowed under this Section 3(b), including any investment holdings or activities, shall not be competitive or detrimental to Employer or otherwise interfere in any manner with Executive’s performance of his duties under this Agreement.

     4. Compensation.

          (a) Base Salary. In consideration of the services of Executive, Employer shall pay or cause one of its subsidiaries to pay to Executive a salary at an annual rate of Three Hundred Thousand Dollars ($300,000) (the “Base Salary”), in equal installments in accordance with the past payroll practices of Employer, but in no event less frequently than monthly. The Base Salary will be reviewed bi-annually by the board of directors of Dollar in good faith and may be increased in the discretion of the board of directors of Dollar, or a committee thereof.

          (b) Bonus and Incentive Compensation.

               (i) During the period (the “Incentive Period”) commencing on the Effective Date and continuing for the three consecutive twelve month periods after the Effective Date (each an “Incentive Year”), so long as Executive is employed by Employer, Executive shall be eligible for incentive compensation (“Incentive Compensation”) of up to an aggregate of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Maximum Incentive Compensation”) over the Incentive Period as follows:

                    (A) For each of the first two Incentive Years, Employer shall pay to Executive Incentive Compensation equal to sixty percent (60%) of the product of (x) 0.1117318 multiplied by (y) the aggregate amount of initial franchise fees paid by all Franchise Units (as defined in Section 4(b)(i)(C)) sold by Employer during such Incentive Year to a purchaser of such Franchise Unit(s) and for which such Franchise Unit(s) has been opened for business and such purchaser has made all payments required under the applicable franchise agreement during such Incentive Year; provided, that the minimum Incentive Compensation payable to Executive during each of the first two Incentive Years shall be an amount equal to twenty-five percent (25%) of Executive’s Base Salary.

                    (B) To the extent Executive has not earned Incentive Compensation equal to the Maximum Incentive Compensation by the end of the second Incentive Year, Employer shall pay to Executive for the third Incentive Year Incentive Compensation equal to sixty percent (60%) of the product of (x) 0.1117318 multiplied by (y) the aggregate amount of initial franchise fees paid by all Franchise Units sold by Employer during such Incentive Year to a purchaser of such Franchise Unit(s) and for which such Franchise Unit(s) has been opened for business and such purchaser has made all payments required under the applicable franchise agreement during the third Incentive Year, up to the Maximum Incentive Compensation, less any amounts paid pursuant to Section 4(b)(i)(A).

                    (C) For purposes of this Section 4(b), a “Franchise Unit” is a business, person, corporation, or other entity that has received the right, license or franchise from WTP pursuant to one or more franchise agreements executed after the Effective Date to develop or operate independent legal document preparation services businesses utilizing the “We the People” system.

               (ii) Employer shall pay Executive any Incentive Compensation earned pursuant to Section 4(b)(i) with respect to each Incentive Year within thirty (30) days after the conclusion of the relevant Incentive Year.

               (iii) Notwithstanding anything to the contrary in this Agreement: (x) in the event Executive’s employment is terminated by reason of Cause, or by Executive’s decision to terminate his employment other than for Good Reason, no bonus, Incentive Compensation or Discretionary Deferred Compensation Contribution (as defined in Section 4(c)) for the year in which termination or resignation occurs shall be payable; and (y) if

Executive’s employment terminates for any other reason, Executive’s bonus and Discretionary Deferred Compensation Contribution shall be pro rated based upon the number of days in such year in which he was employed by Employer, and Executive’s Incentive Compensation, if any, that has accrued as of Employee’s termination shall be paid within thirty (30) days after the date of termination.

               (iv) After the end of the third Incentive Year, Dollar and Executive shall negotiate, in good faith, a new incentive compensation plan for the remainder of the Term.

          (c) Deferred Compensation. For so long as Executive is employed by Employer, Dollar shall credit Executive’s account with an annual discretionary contribution of Ninety Thousand Dollars ($90,000) (each, a “Discretionary Deferred Compensation Contribution”) pursuant to the Dollar Financial Corp. Deferred Compensation Plan, subject to all applicable terms, conditions and limitations of such Plan at the time of contribution. Each Discretionary Deferred Compensation Contribution shall vest as follows: one-third shall vest on the first anniversary of the date on which such Discretionary Deferred Compensation Contribution was credited to Executive’s account and on each subsequent anniversary thereof until such Discretionary Deferred Compensation Contribution is fully vested if, in each case, Executive continues to be a full-time employee of Employer on the applicable vesting date.

          (d) Set-Off. Notwithstanding anything to the contrary contained in this Agreement, should any one or more claims by any of the Purchaser Indemnified Parties (as defined in the Purchase Agreement) be or have been made at any time any amount of Incentive Compensation is required to be paid to Executive hereunder or any amount of Discretionary Deferred Compensation Contribution is required to be credited to Executive’s account hereunder, the payment or crediting, as applicable, of such amount shall be deferred and such amount shall not be paid or credited unless and until all such claims have been finally resolved. Any Indemnifiable Losses (as defined in the Purchase Agreement) including, without limitation, any such Indemnifiable Losses in relation to any such claim, that have not been paid to the Purchaser Indemnified Party to which it is due shall reduce and offset any such amount of Incentive Compensation or Discretionary Deferred Compensation Contribution without regard to whether the time periods set forth in Section 8.1 of the Purchase Agreement have expired or the limitations set forth in Section 9.5(c) of the Purchase Agreement have been reached. Any Incentive Compensation and Discretionary Deferred Compensation Contribution that has been so deferred and not paid or credited, as applicable, after any such reduction and offset under this Section 4(d) shall be promptly paid to Executive or credited to Executive’s account, as applicable, and the portion of any Discretionary Deferred Compensation Contribution so credited that would have then been vested under Section 4(c) had such amount been credited to Executive’s account at the time provided in Section 4(c) in the absence of the deferral under this Section 4(d) shall be deemed vested.

     5. Benefits. Executive shall be eligible to participate in all fringe benefit programs of Dollar offered from time to time to its senior management employees including: (i) an automobile allowance of Eight Hundred Dollars ($800) per month; (ii) participation in any non-discriminatory profit-sharing or ERISA pension, 401(k) and related plans of Dollar as they are or may be in effect; and (iii) one month paid vacation during each year of the Term.

     6. Expenses. Employer will reimburse Executive for all reasonable, ordinary and necessary expenses (including travel, business entertainment and business development) incurred by him in carrying out his duties under this Agreement. Executive shall present Employer with an itemized statement of such expenses in such form as Employer may request or consistent with policies of Employer. The availability of such reimbursements from Employer is subject to compliance with all applicable laws.

     7. Corporate Opportunities. If Executive receives notice of or otherwise obtains information regarding potential acquisitions and other corporate opportunities within Employer’s then current and prospective lines of business, Executive agrees to offer such acquisitions and other corporate opportunities first to Employer, after which Executive shall be free to proceed independently to exploit such acquisitions and other corporate opportunities, subject to the provisions of Section 3 hereof.

     8. Covenant Not to Compete.

          (a) In consideration of the compensation and other benefits to be paid to Executive pursuant to this Agreement, Executive agrees that he will not, without prior written consent of the board of directors of Dollar, for a period the greater of: (i) two (2) years following the termination of Executive’s employment with Employer for any reason whatsoever or (ii) one (1) year beyond any payment made pursuant to this Agreement by Employer (or to such lesser extent and for such lesser period as may be deemed enforceable by a court of competent jurisdiction, it being the intention of the parties that this Section 8 shall be so enforced):

               (i) directly or indirectly engage in the United States, Canada or any other country in which Employer now or hereafter conducts business, in any business in direct competition with the business conducted by Employer at the time of termination or any business that Employer has a bona fide plan to commence or enter into, either as an officer, director, employee, independent contractor or as a 2% or greater owner, partner, or stockholder in a publicly traded entity;

               (ii) directly or indirectly cause or request a curtailment or cancellation of any significant business relationship that Employer has with a current or prospective vendor, business partner, supplier or other service or goods provider that would have a material adverse impact on the business of Employer; or

               (iii) directly or indirectly induce or attempt to influence any employee of Employer to terminate his or her employment with Employer.

          (b) In addition to and without limiting the foregoing, upon the termination of Executive’s employment by Employer for any reason, whether before or after the expiration of the Term, Executive shall not at any time directly or indirectly disclose, use, transfer or sell to any person, firm or other entity any trade, technical or technological secrets, any details of organization or business affairs, or any confidential or proprietary information of Employer. For the purposes of this Section 8, the term Employer shall be deemed to include Employer and all of its subsidiaries.

          (c) Nothing contained in this Section 8 shall be deemed to impair or reduce any of Executive’s obligations or WTP’s rights under the Noncompetition, Nonsolicitation and Confidentiality Agreement, dated the date hereof, between WTP and Executive, which was executed and delivered in connection with and as a condition to the consummation of the transactions contemplated by the Purchase Agreement, all of which obligations and rights shall be independent of, and in addition to, any of Executive’s obligations and Employer’s rights under this Section 8.

     9. Inventions. All patents, trademarks, trade names, copyrights, inventions, discoveries, financial models, computer software, graphics products, advertising products, promotional materials, market studies and business plans (collectively, the “Intellectual Property”) relating to Employer’s business that Executive may make, conceive or learn during the term of his employment by Employer (whether before, during or after the Term, whether during working hours or otherwise, or within six (6) months following the termination of his employment for any reason) shall be the exclusive property of Employer. Executive agrees to disclose any such Intellectual Property to the board of directors of Employer and to do at Employer’s expense all lawful things necessary or useful to assist Employer in securing their full enjoyment and protection. In the event of any breach or threatened breach of the provisions of this Section 9 or the preceding Section 8, Employer may apply to any court of competent jurisdiction to enjoin such breach. Any such remedy shall be in addition to Employer’s remedies at law under such circumstances.

     10. Notices. Any notice given hereunder shall be in writing and delivered or mailed by certified mail or overnight courier service (with proof of delivery) and addressed to the appropriate party at the address set forth below or at such other address as the party shall designate from time to time in a notice.

If to Executive:	Mr. Ira Distenfield 940 Via Tranquila Santa Barbara, California 93110

With a copy to:	Paul, Hastings, Janofsky & Walker LLP 515 South Flower Street Twenty-Fifth Floor Los Angeles, California 90071 Attention: Michael Lindsey, Esquire Facsimile: 213.627.0705

If to Employer:	Dollar Financial Corp. 1436 Lancaster Avenue, Suite 300 Berwyn, PA 19312-1288 Attention: President Facsimile: (610) 296-0991

With a copy to:	Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312-1183 Attention: James D. Rosener, Esquire Facsimile: 610.640.7835

     11. Binding Effect. This Agreement shall inure to the benefit of and be binding upon Employer, and its successors and assigns. Executive acknowledges that these services are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

     12. Waiver. Failure to insist in any one or more instances on strict compliance with the terms of this Agreement shall not be deemed a waiver. Waiver of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     13. Governing Law; Disputes. This Agreement is made and delivered in, and shall be construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania and the United States of America without regard to conflict of law principles. Any claims, controversies, demands, disputes or differences between or among the parties hereto arising out of, or by virtue of, or in connection with, or otherwise relating to this Agreement shall be submitted to and settled by arbitration conducted in Philadelphia, Pennsylvania before three arbitrators, each of whom shall be knowledgeable in the field of employment law. Such arbitration shall otherwise be conducted in accordance with the rules then obtaining of the American Arbitration Association. The parties hereto agree to share equally the responsibility for all fees of the arbitrators, abide by any decision rendered as final and binding, and waive the right to appeal the decision or otherwise submit the dispute to a court of law for a jury or non-jury trial. The parties hereto specifically agree that neither party may appeal or subject the award or decision of any such arbitrator to appeal or review in any court of law or in equity or by any other tribunal, arbitration system or otherwise. Judgment upon any award granted by such an arbitrator may be enforced in any court having jurisdiction thereof.

     14. Severability. In the event that any provision of this Agreement shall be determined to be invalid by a court of competent jurisdiction, such determination shall in no way affect the validity or enforceability of any other provisions hereof.

     15. Entire Agreement; Miscellaneous. The parties acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained herein. This Agreement supersedes all proposals, oral or written, all negotiations, conversations or discussions between the parties and all course of dealing. All prior understandings and agreements between the parties regarding employment matters are hereby merged in this Agreement, which alone is the complete and exclusive statement of their understanding as to employment. No waiver or modification of this Agreement shall be valid unless the same shall be in writing and signed by the party sought to be charged therewith. Time is of the essence in this Agreement and each and every provision hereof. This is a personal services agreement; no agency, partnership, joint venture or other joint relationship is created hereby. The parties acknowledge that they each participated in drafting this Agreement, and there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part hereof. Section headings are for convenience of reference only and are not intended to create substantive rights or obligations.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of the day and year first above written.

DOLLAR FINANCIAL CORP.
By:	/s/ Donald Gayhardt
	Name:	Donald Gayhardt
	Title:	President

WTP ACQUISITION CORP.
By:	/s/ Donald Gayhardt
	Name:	Donald Gayhardt
	Title:	President

IRA DISTENFIELD
/s/ Ira Distenfield